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                                                                     Exhibit 4.2

                             REVOLVING CREDIT NOTE

$2,000,000.00                      Lima, Ohio                   March 28, 1997

On or before July 1, 1998, for value received, the undersigned promises to pay to the order of Bank One, Lima, NA (hereinafter called "Bank One") the sum of Two Million Dollars ($2,000,000.00) or such lesser portion thereof as may from time to time be disbursed to, or for the benefit of the undersigned, with interest (computed on the basis of the actual number of days elapsed divided by a year of 360 days) before maturity on the balance from time to time remaining unpaid at the rate or rates provided for in that certain Amended and Restated Loan Agreement dated August 1, 1995 (the "Loan Agreement"). Both principal and interest are payable in lawful money of the United States at the Main Office of Bank One, 121 West High Street, Lima, OH 45802.

This promissory note evidences a borrowing under and is entitled to the benefits of the Loan Agreement. The principal may become due or may be declared forthwith due and payable in the manner and upon the terms and conditions and with the effect provided in said Loan Agreement.

THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN BANK ONE AND THE UNDERSIGNED ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE UNDERSIGNED AND BANK ONE IN CONNECTION WITH THIS PROMISSORY NOTE, THE LOAN AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY BANK ONE'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THIS PROMISSORY NOTE OR ANY OTHER DOCUMENT RELATED HERETO.

The undersigned authorize(s) any attorney-at-law to appear for the undersigned in an action on this promissory note, at any time after the same becomes due, as herein provided, in any court of record in or of the State of Ohio, or elsewhere, to waive the issuing and service of process against the undersigned, and to confess judgment in favor of the legal holder of this promissory note against the undersigned, for the amount that may be due, with interest at the rate therein mentioned and cost of suit, and to waive and release all errors in said proceedings and judgment, and all petitions in error, and right of appeal from the judgment rendered.

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WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT
TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

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                                            ARBOR HEALTH CARE COMPANY

                                            By:  /s/ W. W. Wondolowski
                                                 ------------------------------

                                            Its: VP and Treasurer
                                                 ------------------------------

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